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EXHIBIT 21

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 25, 2005. All subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
Coors Brewing Company	Colorado
Coors Global Properties, Inc.	Colorado
Coors International Market Development, L.L.L.P.	Colorado
Coors Worldwide, Inc.	Colorado
Golden Acquisition Ltd.	England
Coors Holding Ltd.	England
Coors Brewers Limited	England
Coors Brewing Company International, Inc.	Colorado
Molson Coors Capital Finance ULC	Canada
MC Finance General ULC	Canada
Molson Coors Finance LP	Canada
Coors Intercontinental, Inc.	Colorado
Molson Coors Callco ULC	Canada
Molson Coors Canada Inc. (formerly Coors Canada, Inc.)	Canada
Molson Inc.	Canada
Carling O'Keefe Company	Canada
Kaiser Paricipacoes S.A. (KP)	Brazil
Cervejarias Kaiser Brasil S.A. (CKB)	Brazil
Molson Canada Company	Canada
Molson Canada (2005)	Canada

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MOLSON COORS BREWING COMPANY AND SUBSIDIARIES SUBSIDIARIES OF THE REGISTRANT